LIFE INSURANCE PREMIUM AGREEMENT

This Life Insurance Premium Agreement (“Agreement”) is made by and between National Fuel Gas Company (the “Company”) and David F. Smith (the “Executive”).

WHEREAS, the Executive, an individual residing at 9295 Hunt Club Lane, Clarence, New York, is the Chief Executive Officer and President of the Company; and

WHEREAS, in recognition of the Executive’s valuable service to the Company and as an inducement to him to continue such service, the Company wishes to assist him in providing life insurance protection for his family.

NOW THEREFORE, in consideration of his continued service as an executive officer, National Fuel Gas Company hereby agrees to pay David F. Smith certain amounts on the following terms and conditions:

1.	Commencing on October 1, 2009, and continuing each year until the Termination Date (as hereinafter defined), on or about each October 1st, the Company will pay to the Executive a sum of Thirty Three Thousand Dollars ($33,000), provided that the Company’s obligation to make each such payment is conditioned on the Executive providing to the Company evidence satisfactory to the Company that all prior payments have been used in their entirety to make premium payments on life insurance which covers the Executive’s life and that life insurance then remains in force covering the Executive’s life. Any payment made no later than October 31st is deemed to be made on the previous October 1st.

2.	If the Termination Date occurs before October 1 of any year, the Company’s obligation to make the payment called for on such date terminates entirely, without pro-ration for the terminal year.

3.	As used in this Agreement, the phrase “Termination Date” means the earliest to occur of the following:

(a)	the Executive’s death;

(b)	October 31, 2017;

(c)	The date that the Executive’s employment with the Company is terminated for Cause.

4.	As used in this Agreement, “Cause” means misconduct in respect of the Executive’s duties that has damaged or is likely to damage the Company, including (without limitation) any endeavor by the Executive, directly or indirectly, to interfere in the business relations of the Company, to compete with the Company or otherwise engage in or assist any enterprise that, in any material respect, is competitive with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 17 day of September, 2009.

NATIONAL FUEL GAS COMPANY	David F. Smith

By: /s/ R. J. Tanski	/s/ David F. Smith
Name: R. J. Tanski	Date: 9-17-09
Title: Treasurer
Date: 9-17-09